EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Randy Zane	Derek Irwin
	Director, Corporate Communications	Chief Financial Officer
	Ziff Davis Holdings Inc.	Ziff Davis Holdings Inc.
	(212) 503-3535	(212) 503-3460
	randy_zane@ziffdavis.com	derek_irwin@ziffdavis.com

Ziff Davis Reports First Quarter 2005 Results

Company Posts Revenue of $42.7 Million and EBITDA of $4.3 Million

NEW YORK, May 9, 2005 – Ziff Davis Holdings Inc., the ultimate parent company of Ziff Davis Media Inc., today reported operating results for its first quarter ended March 31, 2005. The Company’s consolidated revenues totaled $42.7 million, representing a 2% increase compared to revenues of $42.0 million for the first quarter ended March 31, 2004.

The Company reported consolidated earnings before interest expense, provision for income taxes, depreciation, amortization and non-recurring and certain non-cash charges including non-cash compensation (“EBITDA”)(1) of $4.3 million for the first quarter ended March 31, 2005, representing a 43% increase compared to EBITDA of $3.0 million for the prior year period.

Condensed Consolidated Statements of Operations for the three months ended March 31, 2005 and 2004; Condensed Consolidated Balance Sheets at March 31, 2005 and December 31, 2004 and Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2005 and 2004 are set forth at the end of this release.

“Our first quarter results, while showing solid earnings growth versus prior year, reflect a continuation of the challenging technology and videogame markets, particularly in the area of print advertising revenue,” said Robert F. Callahan, Chairman and CEO, Ziff Davis Holdings Inc. “We continue to accelerate our plans to line-extend our brands and services into new vertical and horizontal marketing solutions areas where demand for integrated marketing programs remains high and our brands and reader databases perform extremely well. We also continue to demonstrate through specific marketing case histories and reader research the unique effectiveness and value of print advertising to drive significant results for marketers.”

Ziff Davis Holdings Earnings Release

Financial Summary for the First Quarter Ended March 31, 2005

($ millions)	Consumer Tech Group		Enterprise Group		Game Group		Total Company
	2005	2004	2005	2004	2005	2004	2005	2004
Revenue	$14.3	$15.2	$18.2	$15.5	$10.2	$11.3	$42.7	$42.0
EBITDA (1)	1.8	3.1	2.2	0.2	0.3	(0.3)	4.3	3.0

Consumer Tech Group
The Consumer Tech Group is principally comprised of four magazines, PC Magazine, Sync, Extreme Tech and our newest launch, DigitalLife; a number of consumer-focused websites, including pcmag.com and extremetech.com; and the Company’s consumer electronics event, DigitalLife.

Revenue for the Consumer Tech Group for the first quarter ended March 31, 2005 was $14.3 million, down $0.9 million or 6% compared to $15.2 million in the same period last year. The decrease was primarily due to lower advertising revenue for PC Magazine related to its first quarter rate base reduction. Proactively addressing the marketplace demand for increased affinity reader composition and advertising effectiveness, PC Magazine reduced its rate base 33% to 700,000 as of January 1, 2005, which in turn impacted pricing. However, the PC Magazine revenue decrease was partially offset by higher e-commerce revenue for the group’s Internet operations and incremental revenue for Sync and ExtremeTech magazines which started publication during the second and fourth quarters of 2004, respectively.

Cost of production for the Consumer Tech Group for the first quarter ended March 31, 2005 was $3.1 million, reflecting a decrease of $0.7 million or 18% compared to $3.8 million in the prior year period. The decrease in production costs was primarily related to the PC Magazine rate base reduction which resulted in substantially lower manufacturing, paper and distribution costs. This decrease was partially offset by incremental costs associated with Sync and ExtremeTech magazines.

Selling, general and administrative expenses for the Consumer Tech Group were $9.4 million for the first quarter ended March 31, 2005, reflecting an increase of $1.1 million or 13% from $8.3 million in the same prior year period. The increase was primarily due to

Ziff Davis Holdings Earnings Release

incremental costs associated with Sync and ExtremeTech magazines, and increased content, marketing and sales costs due to higher Internet sales volume.

Enterprise Group
The Enterprise Group is comprised of several businesses in the magazine, Internet, event, research and marketing tools areas. The three magazines in this segment are eWEEK, CIO Insight and Baseline. The Internet properties in this segment are primarily affiliated with the Enterprise Group’s brands, including eweek.com, cioinsight.com and baselinemag.com, but also include over 30 weekly eNewsletters and the eSeminars™ business, which produces sponsored interactive webcasts. This segment also includes the Company’s Custom Conference Group (CCG), which creates and manages several hundred sponsored events per year; Business Information Services (BIS), a research and marketing tools unit; and Contract Publishing, which produces custom magazines, white papers, case studies and other sales and marketing collateral for customers.

Revenue for the Enterprise Group for the first quarter ended March 31, 2005 was $18.2 million compared to $15.5 million in the same period last year, reflecting a $2.7 million or 18% improvement. The increase was primarily related to higher advertising and eSeminars revenue from Internet operations, increased CCG event revenues and higher revenue from the BIS business in the first quarter of 2005.

Cost of production for the Enterprise Group for both of the first quarters ended March 31, 2005 and 2004 was $3.4 million. Savings realized by the implementation of a number of new production and distribution initiatives and the impact of more favorable supplier contracts were offset by added costs from the increase in advertising pages for the group plus higher Internet costs due to more eSeminars.

Selling, general and administrative expenses for the Enterprise Group were $12.6 million for the first quarter ended March 31, 2005, reflecting an increase of $0.7 million or 6% from $11.9 million in the same prior year period. The increase was primarily due to higher sales volumes for CCG events, BIS, Internet advertising and eSeminars.

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Game Group
The Game Group is focused on the videogame market and is principally comprised of three magazines (Electronic Gaming Monthly, Computer Gaming World and Official U.S. PlayStation Magazine) and 1UP.com, an innovative online destination for gaming enthusiasts. The Game Group discontinued publishing GMR magazine and reduced the frequency of Xbox Nation magazine during the fourth quarter of 2004.

Revenue for the Game Group for the first quarter ended March 31, 2005 was $10.2 million, down $1.1 million or 10% compared to $11.3 million in the same period last year. The decrease was primarily due to continued softness in the videogame magazine advertising sector which experienced a 17% decline in advertising pages for the first quarter ended March 31, 2005. There were also six fewer issues published by the Game Group during the quarter ended March 31, 2005, primarily related to the discontinuation of GMR magazine and a reduction in the frequency of Xbox Nation magazine.

Cost of production for the Game Group for the first quarter ended March 31, 2005 was $5.3 million, reflecting a decrease of $0.4 million or 7% compared to $5.7 million in the prior year period. The savings realized by producing the six fewer issues in the first quarter of 2005 and the decrease in the total number of advertising pages were partially offset by additional costs incurred for retail partner fees, videogame DVDs and premiums (e.g. posters CDs, etc.) used to increase newsstand and subscriber sales.

Selling, general and administrative expenses for the Game Group were $4.6 million for the first quarter ended March 31, 2005, reflecting a decrease of $1.3 million or 22% from $5.9 million in the same prior year period. The decrease was primarily due to savings in editorial, circulation and other costs realized as a result of discontinuing the publication of GMR magazine, reducing the frequency of Xbox Nation magazine and decreasing other general expenses.

Ziff Davis Holdings Earnings Release

Cash Position and Payment of Senior Debt
At March 31, 2005, the Company had $21.1 million of cash and cash equivalents, representing a decrease of $11.5 million versus the $32.6 million cash balance as of December 31, 2004. The decreased cash balance primarily reflects the expected seasonal reduction in advertising billings for the first quarter of 2005, a $4.3 million scheduled principal repayment made in connection with the Company’s senior credit facility, $3.8 million of cash interest payments and $2.8 million of cash restructuring payments.

New Senior Secured Floating Rate Notes Offering
On April 22, 2005, the Company completed a private placement of $205.0 million of new Senior Secured Floating Rate Notes (the “floating rate notes”). The floating rate notes were issued at 100% of principal, are due in 2012 and not callable until May 1, 2007. The Company used approximately $178.0 million of the proceeds of the floating rate notes to immediately retire all of its outstanding indebtedness, including accrued interest, under its Amended and Restated Credit Agreement dated August 12, 2002, and to pay related fees and expenses. The remaining balance of approximately $27.0 million was added to the Company’s existing cash balance and is available for general corporate purposes.

“We are pleased with the outcome of the floating rate notes offering and want to thank our former bank group lenders for their support over the last three years,” stated Mr. Callahan. “This recent notes offering speaks clearly to the market value and long-term growth opportunities for the Ziff Davis brand and media portfolio. We look forward to focusing our considerable assets and talented employees on driving further product innovation, revenue growth and return on investment for our customers, as well as creating increased Ziff Davis asset value for all of our note holders and shareholders.”

First Quarter Highlights and Milestones

Consumer Tech Group

•	PC Magazine

•	Ranked #1, increasing its ad page market share(2) to 58% versus 56% year ago

•	Announced the launch of DigitalLife magazine, a newsstand-only publication which will debut in June 2005

•	Sync Magazine

•	Announced a 25% increase in rate base to 250,000 effective with the June/July issue and an increase to monthly frequency from bi-monthly starting with the October 2005 issue

•	ExtremeTech Magazine

•	Published the Spring 2005 issue, “CPU Bible”, with a folio of 104 pages

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•	Internet Sites

•	Consumer Tech websites increased total traffic 14% versus year ago

•	E-commerce and business development revenue more than doubled versus prior year

•	DigitalLife

•	Named the #1 new show in the consumer category by EXPO magazine

•	Signed many prominent companies as sponsors and exhibitors during the quarter, including Best Buy, TiVo, eBay University and Smart Video

•	Teamed up with the Global Gaming League to produce a nationwide videogame tournament that will begin in the Fall of 2005 and finish at DigitalLife in New York City

Enterprise Group

•	Increased total group ad page market share(2) to 24% versus 19% in prior year

•	eWEEK

•	Increased ad page market share(2) to 26% versus 19% year ago

•	Introduced a new cover designed to increase reader affinity

•	Launched the open source, security and storage vertical market demo editions

•	Baseline

•	Increased its ad page market share(2) to 18% versus 17% year ago

•	Won several prestigious awards for editorial excellence in business journalism including the coveted Grand Neal Award and two Jesse H. Neal National Business Journalism Awards; also nominated for a National Magazine Award, the highest honor in print publishing

•	CIO Insight

•	Increased its ad page market share(2) to 40% versus 33% in prior year

•	Published the industry’s only global outsourcing report that looks at the present and future of IT outsourcing in the March 2005 issue

•	Custom Conference Group

•	Increased the number of custom and branded events by two-fold versus year ago

•	Announced several new branded events including the first-ever CIO Summit at Pebble Beach, California which will feature leading CEOs and CIOs including John Thompson, CEO of Symantec as the keynote speaker

•	Internet Sites

•	Enterprise websites increased total traffic more than 18% versus prior year

•	Produced two-and-a-half times the number of eSeminars events versus year ago

•	E-commerce and business development revenue increased more than 112% versus prior year

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Game Group

•	Publications

•	Ranked #1, with ad page market share (2) of 36%

•	Published an exclusive feature on the 25th anniversary and review of the newest version of the popular Pac-Man game in the March 8th issue of Electronic Gaming Monthly

•	Official U.S. PlayStation Magazine had an exclusive preview for the launch of Electronic Arts’ “Burnout 4” videogame

•	Computer Gaming World celebrated its 250th issue and published a retrospective on the best games of all time as well as a look into the future of PC gaming

•	Internet Sites

•	1Up.com had its best month of traffic growth since its launch with page views increasing 63% versus year ago

Business Outlook
Due to technology marketplace conditions, primarily related to slower discretionary capital and promotion spending in the business-to-business sector (which the Company currently regards as short-term in nature), the Company anticipates that consolidated EBITDA for the second quarter of 2005 will be meaningfully lower than consolidated EBITDA for the second quarter ended June 30, 2004. Consistent with management’s strategy to create long-term asset value, and in light of the elimination of quarterly financial covenants in connection with the pay-off on April 22, 2005 of its Amended and Restated Credit Agreement dated August 12, 2002, the Company has also made the decision to discontinue providing quarterly EBITDA guidance beyond the second quarter of 2005.

Investor Conference Call
The conference call is scheduled for 2:00 p.m. ET on May 9, 2005. Individuals wishing to participate can join the conference call by dialing 1-888-769-8514 for domestic calls and 1-210-234-0002 for international calls at 1:50 p.m. ET and giving the operator the following information: Company — Ziff Davis Media; Pass Code — Holdings.

For those who are unable to participate in the live call, the conference call will be recorded and available by telephone from 5:00 p.m. ET on May 9, 2005 to 5:00 p.m. ET on May 13, 2005. Persons interested in listening to the recorded call should dial 1-800-937-4851 for domestic calls and 1-203-369-3401 for international calls and give the operator the following information: Pass Code - 050905. Any material financial or statistical information discussed on the conference call that is not otherwise included in this press release will be made available on our website, www.ziffdavis.com, under the heading Investor Relations.

Ziff Davis Holdings Earnings Release

About Ziff Davis Holdings Inc.
Ziff Davis Holdings Inc. is the ultimate parent company of Ziff Davis Media Inc. Ziff Davis Media is a leading integrated media company serving the technology and videogame markets. The Company is an information services and marketing solutions provider of technology media including publications, websites, conferences, events, eSeminars, eNewsletters, custom publishing, list rentals, research and market intelligence. In the United States, the Company publishes 10 magazines including PC Magazine, Sync, ExtremeTech, DigitalLife, eWEEK, CIO Insight, Baseline, Electronic Gaming Monthly, Computer Gaming World and Official U.S. PlayStation Magazine. The Company exports the power of its brands internationally, with publications in 40 countries and 20 languages. Ziff Davis leverages its content on the Internet with 16 highly-targeted technology and gaming sites including pcmag.com, eweek.com, extremetech.com and 1UP.com. The Company also produces highly-targeted b-to-b events through its Custom Conference Group and large-scale consumer technology events including DigitalLife. With its main headquarters and PC Magazine Labs based in New York, Ziff Davis Media also has offices and lab facilities in the San Francisco and Boston markets. Additional information is available at www.ziffdavis.com.

Forward-Looking Statements
Except for historical information contained herein, the statements made in this release including anticipated future operating results, cash balances and cost savings constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. Such risks and uncertainties include the potential deterioration of the economic climate in general or with respect to the markets in which we operate, risks associated with new business investments, acquisitions, competition and seasonality and the other risks discussed in our Annual Report on Form 10-K and our other filings made with the Securities and Exchange Commission (which are available from the Company or at http://www.sec.gov), which discussions are incorporated in this release by reference. These forward-looking statements speak only as of the date of this release. After the issuance of this release, the Company might come to believe that certain forward-looking statements contained in this release are no longer accurate. The Company shall not have any obligation to release publicly any corrections or revisions to any forward-looking statements contained in this release.

ZIFF DAVIS HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(unaudited)

	For the Three Months Ended
	3/31/05	3/31/04
Revenue, net	$42,681	$41,968
Operating expenses:
Cost of production	11,781	12,933
Selling, general and administrative expenses	26,577	26,026
Depreciation and amortization of property and equipment	1,280	1,793
Amortization of intangible assets	3,955	3,806

Total operating expenses	43,593	44,558

Loss from operations	(912)	(2,590)

Interest expense, net (3)	(25,342)	(22,027)

Loss before income taxes	(26,254)	(24,617)

Income tax provision	68	89

Net loss	$(26,322)	$(24,706)

EBITDA (1)	$4,323	$3,009

ZIFF DAVIS HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$21,130	$32,592
Accounts receivable, net	27,586	34,776
Other current assets, net	7,600	7,236

Total current assets	56,316	74,604

Property and equipment, net	14,679	15,004
Intangible assets, net	243,166	247,044
Other non-current assets, net	15,184	15,650

Total assets	$329,345	$352,302

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$13,725	$20,280
Accrued expenses and other current liabilities	21,279	25,804
Current portion of long-term debt	—	23,991
Unexpired subscriptions and deferred revenue, net	20,581	20,327

Total current liabilities	55,585	90,402

Long-term debt	308,748	284,866
Accrued interest — compounding notes	72,411	76,190
Accrued expenses — long-term	13,291	14,978
Redeemable preferred stock	834,493	814,549
Other non-current liabilities	19,676	19,854

Total liabilities	1,304,204	1,300,839

Stockholders’ deficit:
Common stock	17,329	17,329
Additional paid-in capital	8,468	8,468
Accumulated deficit	(1,000,656)	(974,334)

Total stockholders’ deficit	(974,859)	(948,537)

Total liabilities and stockholders’ deficit	$329,345	$352,302

ZIFF DAVIS HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Three Months Ended
	3/31/05	3/31/04
Cash flows from operating activities:
Net loss	($26,322)	($24,706)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	5,235	5,599
Provision for doubtful accounts	205	192
Non-cash rent expense	41	179
Amortization of accrued interest on compounding notes, net	436	354
Amortization of debt issuance costs	604	540
Accrued dividends on mandatorily redeemable preferred stock	19,944	17,764
Changes in operating assets and liabilities:
Accounts receivable	6,985	3,557
Inventories	17	14
Accounts payable and accrued expenses	(13,124)	(5,297)
Unexpired subscriptions and deferred revenue, net	254	1,489
Prepaid expenses and other, net	(381)	(219)

Net cash used by operating activities	(6,106)	(534)

Cash flows from investing activities:
Acquisitions	(77)	—
Capital expenditures	(955)	(1,342)

Net cash used by investing activities	(1,032)	(1,342)

Cash flows from financing activities:
Repayment of borrowings under Senior Credit Facility	(4,324)	—

Net cash used by financing activities	(4,324)	—

Net decrease in cash and cash equivalents	(11,462)	(1,876)
Cash and cash equivalents at beginning of period	32,592	47,308

Cash and cash equivalents at end of period	$21,130	$45,432

ZIFF DAVIS HOLDINGS INC.
EBITDA Reconciliations
(in thousands)
(unaudited)

	For the Three Months Ended
	3/31/05	3/31/04
EBITDA (1)	$4,323	$3,009
Adjustments to reconcile to Income from operations:
Depreciation and amortization of property and equipment	1,280	1,793
Amortization of intangible assets	3,955	3,806

Loss from operations	$(912)	$(2,590)

Ziff Davis Holdings Inc.

Endnotes:

(1) EBITDA is defined as income before interest expense, provision for income taxes, depreciation expense, amortization expense and non-recurring and certain non-cash charges. Non-recurring and non-cash charges include the write-down of intangible assets, restructuring charges (cash and non-cash), gains and losses on the sale of non-core assets and non-cash compensation charges. These items are not included in EBITDA as management considers the charges to be items that are not indicative of the performance of its underlying businesses. EBITDA is also presented because it is commonly used by certain investors and analysts to evaluate a company’s ability to service debt. Furthermore, EBITDA (subject to certain adjustments) has been a component of our Senior Credit Facility financial covenant calculations. However, our method of computation may not be comparable to similarly titled measures of other companies. In addition, EBITDA, as defined, is not a measure of performance under generally accepted accounting principles (GAAP), and EBITDA should not be considered in isolation or as a substitute for Net income/(loss), Income/(loss) from operations, Cash flows from operating activities or other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. The most directly comparable financial measure under GAAP to EBITDA is Income/(loss) from operations. Reconciliations between EBITDA and Income/(loss) from operations are included in tables provided in this release.

(2) Unless otherwise noted, all ad page market share data comes from IMS/The Auditor (Toronto, Canada). IMS independently hand-counts and tabulates ads by magazine and advertising category. Ziff Davis Holdings Inc. includes only its direct competitors by business segment in its ad page market share calculations.

(3) Interest expense reflects the accrual of dividends on preferred stock, pursuant to Statement of Financial Accounting Standards 150, adopted by the Company effective January 1, 2004.

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